Terra Nitrogen Company, L.P. reports second quarter results;
declares cash distribution
Sioux City, Iowa (July 26, 2007)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $57.1 million, or $3.02 per limited partnership unit, on revenues of $177.4 million for the second quarter ended June 30, 2007. This compares with net income of $17.4 million, or $0.92 per limited partnership unit, on revenues of $119.2 million for the 2006 second quarter. For the 2007 first half, TNCLP’s net income was $92.4 million, or $4.90 per unit, on revenues of $305.6 million, compared to net income of $14.9 million, or $0.79 per unit, on revenues of $214.6 million for the 2006 first half.
TNCLP also announced a cash distribution for the quarter ended June 30, 2007, of $3.00 per limited partnership unit payable Aug. 27, 2007, to holders of record as of Aug. 9, 2007. Cash distributions depend on TNCLP’s earnings, working capital requirements and capital expenditures. TNCLP’s quarterly earnings can be affected by nitrogen products selling prices, natural gas costs, production levels and weather.
Analysis of results
Second quarter
TNCLP’s second quarter earnings improvement was due to higher sales volumes and UAN selling prices, partially offset by higher natural gas costs. The 2007 second quarter significantly benefited from increased nitrogen demand associated with record levels of U.S. planted corn acres. From the 2006 to the 2007 second quarter, TNCLP’s:
•	Ammonia and UAN sales volumes increased by 40 and 11 percent respectively.

•	UAN selling prices increased by 43 percent, and ammonia selling prices were approximately the same.

•	Natural gas unit costs increased by 12 percent.
First half
TNCLP’s first half earnings improvement was due to higher sales volumes and UAN selling prices, and lower natural gas costs, partially offset by lower ammonia selling prices. 2007 first half results were affected by the same factors affecting second quarter results, and lower first quarter 2007 natural gas costs. From the 2006 to the 2007 first half, TNCLP’s:
•	Ammonia and UAN sales volumes increased by 37 and 21 percent, respectively.

•	Ammonia and UAN selling prices decreased by 6 percent and increased by 24 percent, respectively.

•	Natural gas unit costs decreased by 17 percent.
Forward natural gas position
TNCLP’s forward purchase contracts at June 30, 2007, fixed prices for about 37 percent of its next 12 months’ natural gas requirements at $13.1 million above published forward markets at that date. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Product revenues	$177,158	$119,109	$305,010	$214,587
Other income	282	42	587	21

Total revenues	177,440	119,151	305,597	214,608

Cost of goods sold	114,111	100,105	204,881	196,215

Total gross profit	63,329	19,046	100,716	18,393

Operating expenses	7,470	2,027	10,648	4,065
Interest expense—net	(1,198)	(346)	(2,319)	(600)

Net income	$57,057	$17,365	$92,387	$14,928

Earnings per limited partnership unit	$3.02	$0.92	$4.90	$0.79

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.
Nitrogen Volumes and Prices

	2007		2006
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
Second quarter	(000 tons)	($/ton) [1]	(000 tons)	($/ton) [1]

Ammonia	95	382	68	381
UAN	631	201	571	141

First half

Ammonia	164	371	120	394
UAN	1,205	181	998	146
Natural Gas Costs/MMBtu2

Three Months Ended		Six Months Ended
June 30,		June 30,
2007	2006	2007	2006
$6.72	$6.02	$6.56	$7.94
1.	After deducting outbound freight costs.

2.	Including effect of forward natural gas position.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,
	2007	2006
ASSETS
Cash and cash equivalents	$80,732	$33,110
Demand deposit with affiliate	5,332	7,469
Accounts receivable	49,999	31,340
Inventories	22,542	27,362
Other current assets	2,471	1,350

Total current assets	161,076	100,631

Property, plant and equipment, net	72,250	75,125
Other assets	13,749	7,467

Total assets	$247,075	$183,223

LIABILITIES
Accounts payable and accrued liabilities	47,481	24,456
Customer prepayments	16,846	7,138

Total current liabilities	64,327	31,594

Other liabilities	1,815	289

Total liabilities	66,142	31,883

PARTNERS’ EQUITY	180,933	151,340

Total liabilities and partners’ equity	$247,075	$183,223